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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________
FORM 8-K
________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2014

CANCER GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35817	04-3462475
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

201 Route 17 North 2nd Floor, Rutherford, New Jersey	7070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 528-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

.

Item 2.01 Completion of Acquisition or Disposition of Assets.

To the extent required by this Item, the information set forth in Item 8.01 below is hereby incorporated by reference into this Item 2.01.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 below is hereby incorporated by reference into this Item 3.02. The sale of securities was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering.

Item 8.01 Other Events.

Acquisition of BioServe Biotechnologies (India) Pvt. Ltd.

On May 12, 2014, Cancer Genetics, Inc. (“we,” “us” or the “Company”) entered into two related agreements whereby we agreed to acquire BioServe BioTechnologies (India) Private Limited, an Indian corporation (“BioServe”). The transaction closed on August 18., 2014. Following the closing, we now directly and indirectly (through our subsidiary Cancer Genetics (India) Private Limited) hold 90.1% of the outstanding shares of BioServe. The BioServe Employee Stock Ownership Plan holds the remaining 9.9% of the outstanding shares of BioServe.

BioServe is a leading genomic service and next-generation sequencing company founded in 2002 serving both the research and clinical markets and based in Hyderabad, India. It has approximately 26 employees, 19 working in its laboratory and 7 in sales. With the closing of this transaction, we believe we will be able to access the Indian healthcare market. The acquisition provides us with an infrastructure in India for developing lower cost manufacturing of probes and kits including probes and kits used for our proprietary FHACT™ test, a center for remote genetic analysis of U.S. cases at lower cost and access to one of the fastest-growing molecular and clinical diagnostic markets in the world. BioServe will continue to serve biotechnology and biopharmaceutical companies, diagnostic companies and research hospitals, including those owned or operated by the Indian government, as well as expand its customer base.

The parties to the first agreement (the “India Agreement”) are the Company, Ramakishna V. Modali (the general manager of BioServe, “Mr. Modali”), Ventureast Trustee Company Pvt Ltd and affiliates, its principal shareholder (“Ventureast”), and certain other shareholders residing in India all of whom in the aggregate owned approximately 74% of BioServe. The parties to the second agreement (the “U.S. Agreement”) are the Company and BioServe Biotechnologies Ltd., a Maryland corporation and an affiliate of BioServe (“BioServe U.S.”), which owned approximately 15% of BioServe, with the majority of the other outstanding shares held by the BioServe Employee Stock Ownership Plan, which remains in place. We previously assigned our right to purchase the shares under the India Agreement to our subsidiary, Cancer Genetics (India) Private Limited.

The aggregate purchase price was approximately $1.9 million payable to the different shareholders of BioServe as follows: (i) Ventureast will receive a payment equivalent to the cash value of 84,278 shares of the Company’s common stock at the time of payment, payable in 30 months or sooner if the Company effects a public offering of its common stock prior to that time, (ii) approximately $100,000 was payable in cash, and (iii) approximately 8,687 shares of the Company’s common stock were issued under the U.S. Agreement. We also assumed approximately $160,000 in indebtedness. Certain payments to the BioServe shareholders will be subject to set-off in the event of claims for indemnification for any breaches of any representations or warranties in the India Agreement or the U.S. Agreement, as applicable.

As a condition of closing, Mr. Modali agreed to be employed by the Company. To induce him enter into this agreement, he received a restricted stock grant of approximately 22,683 shares of our common stock, which vested immediately upon the closing. The shares are subject to customary sales restrictions under United States securities regulations and subject to set-off as a part of the representations and warranties in the India Agreement.

The source of the cash payable at closing was the Company’s working capital.

The amount of consideration was determined based upon arm’s-length negotiations between us and BioServe and BioServe U.S. We are not aware of any pre-existing material relationship between BioServe and us, BioServe U.S. and us, or between BioServe or BioServe U.S. and our affiliates, directors or officers, or any associate of any such affiliate, director or officer.

A copy of the India Agreement is attached as Exhibit 4.1 hereto, and incorporated herein by reference. A copy of the U.S. Agreement is attached as Exhibit 4.2 hereto, and incorporated herein by reference. The above descriptions of the terms of the India Agreement and the U.S. Agreement are each qualified in their entirety by reference to the attached exhibits. A copy of the press release issued in connection with the above is included herein as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
4.1

Share Purchase Agreement, by and among Cancer Genetics (India) Private Limited, Cancer Genetics, Inc., BioServe Biotechnologies (India) Pvt. Ltd., BioServe Biotechnologies Ltd., and each of the Selling Shareholders named therein, dated May 12, 2014.

4.2	Stock Purchase Agreement, by and between Cancer Genetics, Inc. and BioServe Biotechnologies Ltd., dated May 12, 2014.

99.1	Press release, dated August 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANCER GENETICS, INC.
(Registrant)

/s/ Edward J. Sitar
Name:	Edward J. Sitar
Title:	Chief Financial Officer
Dated: August 18, 2014